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                                                                  EXHIBIT 99.1

WIND RIVER RESCINDS STOCK REPURCHASE PROGRAMS

ALAMEDA, Calif. June 30,1999--Wind River Systems, Inc. (Nasdaq: WIND), the leader in embedded development software and services for the post-PC era, today announced that its Board of Directors has rescinded the Company's recently announced $25 million increase in stock repurchases and its ongoing stock repurchase program of $4.0 million per quarter. The Company has not repurchased any shares under the increased authorization and has not repurchased any shares during the second quarter, ending July 31, 1999, under its ongoing stock repurchase program.

The Company rescinded its stock repurchase programs in order to be eligible to account for future acquisitions using the pooling-of-interests accounting method.

WIND RIVER SYSTEMS, INC.
Wind River Systems, Inc. is the worldwide leader in embedded software. Wind River provides software development tools and real-time operating systems for use in products throughout the Internet, telecommunications and data communications, digital imaging, networking, medical, computer peripherals, automotive, and aerospace/defense markets. Wind River is how smart things think. Founded in 1983, Wind River is headquartered in Alameda, California, with operations in fifteen countries worldwide.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the market price of the company's common stock and other factors described in the company's most recent Form 10-K and other periodic filing with the Securities and Exchange Commission. Other important factors that may cause such a difference for Wind River in connection with potential future acquisitions include, but are not limited to, the risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through production readiness, integration issues, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, and the risks that an acquisition cannot be completed successfully or that anticipated benefits are not realized. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.